MARATHON PETROLEUM PROVIDES UPDATE ON STRATEGIC REVIEW
TO ENHANCE SHAREHOLDER VALUE

— Plans to spin-off Speedway into an independent, publicly traded company
— Forms Special Committee of Board of Directors to enhance midstream review
FINDLAY, Ohio, Oct. 31, 2019 – Marathon Petroleum Corporation (NYSE: MPC) today announced its intention to separate Speedway into an independent, publicly traded company. Independent Speedway will consist of MPC’s company-owned retail store operations with an expected 2019 EBITDA of approximately $1.5 billion. MPC will retain its direct-dealer business, with an expected 2019 EBITDA of approximately $0.4 billion, which is also included in the Retail segment as currently reported. As part of the Speedway separation process, MPC will also initiate a nationwide search for a Speedway CEO from both internal and external sources.
“Today’s announcement to separate Speedway will create a new independent company that is well-positioned to achieve sustained growth and create substantial shareholder value,” said MPC Chairman and Chief Executive Officer Gary R. Heminger. “We have built Speedway into an exceptional business. Over the past eight years we have grown Speedway nearly four-fold from roughly $400 million of annual EBITDA to approximately $1.5 billion. Speedway has delivered leading same-store merchandise growth, fuel margins, and profitability – and has significant opportunities for further growth. With a potential enterprise value of $15 billion to $18 billion for standalone Speedway, we believe this transaction will unlock significant value for MPC shareholders and form the basis of a compelling value proposition for future Speedway investors.” Independent Director John P. Surma will lead a committee of the Board to oversee the separation and CEO search processes.
Additionally, today MPC announced its intent to form a special committee of the Board to enhance its evaluation of potential value-creating options for the Midstream business. Among other aspects, the special Board committee will analyze the strategic fit of assets with MPC, the ability to realize full valuation credit for midstream earnings and cash flow, balance sheet impacts including liquidity and credit ratings, transaction tax impacts, separation costs, and overall complexity. Independent Director J. Mike Stice will lead the special committee charged with this enhanced evaluation of midstream alternatives.
MPC’s plan to separate Speedway and to continue evaluating its Midstream business are key elements of the next phase in the company’s long track record of taking transformative action to drive shareholder value. Since becoming a public company, MPC has returned nearly $21 billion in capital and has delivered approximately 323% of total shareholder returns, nearly double the S&P 500 returns during that period. “We will execute on the separation of Speedway and evaluate opportunities to unlock the value of Midstream, while continuing to optimize the larger combined business and progress the realization of our targeted synergies. Our goal has been, and continues to be, maximizing shareholder value over the long term,” Heminger concluded.

Transaction Details
There can be no assurance regarding the ultimate timing of the separation of Speedway or that the proposed spin-off will be completed. Any transaction of this type is dependent on numerous factors that include the macroeconomic environment, credit markets and equity markets. Although the separation of Speedway will not require a shareholder vote, the separation will be subject to final approval by the MPC board and other customary conditions.
Investor Presentation and Conference Call
MPC will discuss the strategic review on its Third Quarter earnings conference call at 9:30 a.m. ET today. Interested parties may listen by visiting MPC's website at https://www.marathonpetroleum.com and clicking on the "2019 Third-Quarter MPC Financial Results" link. A replay of the webcast will be available on the company's website for two weeks. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at https://www.marathonpetroleum.com.
MPC issued an investor presentation, which provides additional detail on today’s announcement. The presentation can be found by visiting https://www.marathonpetroleum.com.
About Marathon Petroleum Corporation
Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation’s largest refining system with more than 3 million barrels per day of crude oil capacity across 16 refineries. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company which owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Taryn Erie, Manager, Investor Relations
Doug Wendt, Manager, Investor Relations

Media Contacts:
Hamish Banks, Vice President, Communications (419) 421-2521
Jamal Kheiry, Manager, Communications (419) 421-3312

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (MPC). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations, strategy and value creation plans of MPC. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,“ “policy,” “position,” “potential,” “predict,” “priority,” “progress,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: with respect to the planned Speedway separation, the ability to successfully complete the separation within the expected timeframe or at all, based on numerous factors including the macroeconomic environment, credit markets and equity markets, our ability to satisfy customary conditions, and the ability to achieve the strategic and other objectives discussed herein; with respect to the Midstream review, our ability to achieve the strategic and other objectives related to the strategic review discussed herein; the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income and earnings per share; future levels of capital, environmental and maintenance expenditures; general and administrative and other expenses; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of any such repurchases; the adequacy of capital resources and liquidity, including availability, timing and amounts of free cash flow necessary to execute business plans and to effect any share repurchases or dividend increases; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, and in Forms 10-Q, filed with the SEC. Copies of MPC's Form 10-K and Forms 10-Q are available on the SEC website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K and Forms 10-Q are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.
We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.
Important Additional Information
MPC, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from MPC shareholders in connection with the matters to be considered at MPC’s 2020 Annual Meeting. MPC intends to file a proxy statement with the SEC in connection with any such solicitation of proxies from MPC shareholders. MPC shareholders are encouraged to read any such proxy statement and accompanying white proxy card when they become available as they will contain important information. Information regarding the ownership of MPC’s directors and executive officers in MPC shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with MPC’s 2020 Annual Meeting. Information can also be found in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with the SEC, and Current Reports on Form 8-K filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by MPC with the SEC for no charge on the SEC website, MPC’s website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC’s Investor Relations office.

Reconciliation of Segment Income

(In billions of dollars)	2011	2019E
Speedway
Income from operations	0.3	1.1
Depreciation and amortization	0.1	0.4
Speedway EBITDA	0.4	1.5

Direct Dealer
Income from operations	-	0.3
Depreciation and amortization	-	0.1
Direct Dealer EBITDA	-	0.4

Retail Segment EBITDA
Income from operations	0.3	1.4
Depreciation and amortization	0.1	0.5
Retail Segment EBITDA	0.4	1.9